Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2026 with respect to the combined carve-out financial statements of Applied Digital Cloud Corporation and Affiliates for the years ended May 31, 2025 and 2024 appearing in the Current Report on form 8-K/A of ChronoScale Corporation dated June 30, 2026.

/s/ CBIZ CPAs P.C.

New York, NY

July 8, 2026